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                                                               Exhibit (4)(hhh)

                       [ANNUITY INVESTORS(R) LETTERHEAD]
                              ANNUITY INVESTORS(R)
                             LIFE INSURANCE COMPANY

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
       Home Office: Cincinnati, Ohio
                    Variable Administrative Office Address: P.O. Box 5423, Cincinnati, Ohio 45201-5423
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                                   ENDORSEMENT


This endorsement is part of your Contract. It replaces the DEATH BENEFIT AMOUNT provision. It is not a separate Contract. It changes your contract only as stated here. If it conflicts with the other terms of your Contract, the provisions of this endorsement will control.

DEATH BENEFIT AMOUNT

The amount of the Death Benefit will equal the greatest of:

    1)  the Account Value on the Death Benefit Valuation Date;

    2) the total of all your Purchase Payment(s), reduced proportionally for any partial surrenders; or

    3)  the Historic High Value.

The Historic High Value is equal to the lesser of [200%] of the total
Purchase Payment(s), reduced proportionally for partial surrenders, or the High Value, reduced proportionally for partial surrenders taken after the High Value was reached. The High Value is the largest Account Value on the fifth or any subsequent Contract Anniversary, but before the Death Benefit Valuation Date and prior to Age 65. If this Contract was issued to you after Age 60, there is no High Value. This means there is no Historic High Value.

The reduction for partial surrenders will be in the same proportion that the Account Value was reduced on the date of the partial surrender.

The Death Benefit Amount will be reduced by any applicable premium tax or other tax. It will also be reduced by any outstanding loans.

The Death Benefit Amount will be allocated among the Subaccounts and Fixed Account options. This allocation will occur as of the Death Benefit Valuation Date. It will be made in the same proportion as the value of each option bears to the total Account Value immediately before that date.

     Signed for us at our office as of the date of issue.


 /s/ Mark F. Muething                                 /s/ Charles R. Scheper
-----------------------                              -------------------------
  MARK F. MUETHING                                      CHARLES R. SCHEPER
     SECRETARY                                              PRESIDENT